EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

May 21, 2003

Contact: Emanuel Chirico

Executive Vice President & Chief Financial Officer

(212) 381-3503

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS

2003 FIRST QUARTER RESULTS

. RESULTS IN LINE WITH GUIDANCE

. CALVIN KLEIN INTEGRATION ON PLAN

. BOND OFFERING COMPLETED

Phillips-Van Heusen Corporation reported a first quarter net loss of $2.2 million, or $0.22 per common share. Excluding the integration costs, net income in the current year's first quarter improved to $7.8 million, or $0.11 per common share. These results, which are in line with previous earnings guidance, compare with the prior year's first quarter net loss of $0.8 million, or $0.03 per common share.

The integration costs associated with the Calvin Klein acquisition included (i) the operating losses of the Calvin Klein men's and women's collection apparel businesses which the Company will transfer over time to Vestimenta, S.p.A. under a license agreement which will be in full effect for the Spring 2004 collection, and (ii) the costs of certain duplicative personnel and facilities during the integration of various logistical and back office functions.

The improvement in net income, excluding integration costs, was primarily due to the addition of earnings associated with the recently acquired Calvin Klein Licensing and Design segment. In addition, operating earnings of the Apparel and Footwear segment increased 43%, driven by higher margins in our wholesale apparel businesses particularly Izod, Van Heusen and Arrow due to lower product costs and more full priced selling. This increase was partially offset by reduced operating earnings in our Bass footwear business resulting from weak sales of sandals and spring canvas product due to unseasonably cold weather. Also negatively impacting the current year's first quarter earnings were the costs associated with financing the Calvin Klein acquisition, including increased interest expense of $2.8 million and $4.5 million of dividends on the Company's newly issued convertible preferred stock.

Total revenues in the current year's first quarter were $377.0 million, an increase of 8% from the prior year's $349.4 million. This increase was due to the royalty revenues generated by the Calvin Klein Licensing and Design segment, which was partially offset by a 2% decline in revenues in the Apparel and Footwear segment.

Commenting on these results, Bruce J. Klatsky, Chairman and Chief Executive Officer, noted, "our first quarter results reflect both the completion of our acquisition of Calvin Klein as well as the exceedingly difficult retail environment in which we operated. Against this environment, we are pleased with our operating results for the first quarter, which were in line with previous guidance. In particular, higher gross margins achieved by our wholesale sportswear and dress shirt businesses more than offset the weak sales environment and drove the strong earnings improvement in the Apparel and Footwear segment."

Mr. Klatsky continued "the integration of the Calvin Klein acquisition continues to proceed on plan and we continue to reaffirm our belief in the strength and opportunities this brand represents. We are moving forward on expanding the global marketing of the Calvin Klein brand, and remain on target to launch a better men's and women's sportswear business in the Fall of 2004. In addition, we completed an extremely successful offering on May 5, 2003 in which we issued $150 million of 8 1/8% senior unsecured notes. The proceeds of the offering were used to repay the $125 million, 10% secured note borrowed in connection with the Calvin Klein acquisition and for general corporate purposes."

Mr. Klatsky added "we continue to estimate that 2003 earnings per share will be in the range of $0.95 to $1.00, which excludes the Calvin Klein integration costs. Including these costs, we estimate GAAP earnings per share will be in a range of $0.30 to $0.40." (Please see Supplementary 2003 Earnings Guidance table below for more details.)

Mr. Klatsky concluded by stating that "as we have noted in the past, the current year represents a transition year as we integrate the Calvin Klein business and, as a result, in 2003, we will experience earnings dilution. We continue to remain optimistic that, beginning with 2004 and beyond, we can achieve earnings per share growth of 15-20% against our projected 2003 operating earnings of $0.95 - $1.00, which excludes the Calvin Klein integration costs."

The Company webcasts its conference calls to review its earnings releases. The Company's conference call to review its first quarter earnings release is scheduled for Thursday, May 22, 2003 at 11:00 a.m. EST. Please log on either to our web site at www.pvh.com and go to the Investor Info page or to CCBN's website at www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for 30 days after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held. The replay of the conference call can be accessed by calling 1-800-428-6051 and using passcode #292129. The conference call and webcast consist of copyrighted material. They may not be re- recorded, reproduced, retransmitted, rebroadcast or otherwise used without the Company's express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

* * * * * * * *

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends and other factors; (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, including the Company's ability to realize revenue growth, cost savings or synergies from integrating, developing and growing Calvin Klein; (iv) the Company's operations and results could be affected by quota restrictions (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) disease epidemics and health related concerns, such as the current SARS outbreak, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company's existing, operations, employee relationships, vendor relationships, customer relationships or financial performance and (vii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information at the end of this release.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)
	Quarter Ended
	5/4/03
			Results
			Excluding
	Results Under	Calvin Klein Integration	Calvin Klein Integration	Quarter Ended
	GAAP	Costs	Costs	5/5/02

Net sales	$347,581	$ 6,004	$341,577	$347,183
Royalty and other revenues	29,448		29,448	2,238
Total revenues	$377,029	$ 6,004	$371,025	$349,421

Gross profit on net sales	$125,519	$215	$125,304	$116,642
Gross profit on royalty and other revenues	29,448		29,448	2,238
Total gross profit	154,967	215	154,752	118,880

Selling, general and
administrative expenses	149,665	15,341	134,324	114,454

Earnings (loss) before interest and
taxes	5,302	(15,126)	20,428	4,426

Interest expense, net	8,564		8,564	5,724

Pre-tax income (loss)	(3,262)	(15,126)	11,864	(1,298)

Income tax expense (benefit)	(1,109)	(5,143)	4,034	(467)

Net income (loss)	(2,153)	(9,983)	7,830	(831)

Preferred stock dividends	4,493		4,493

Net income (loss) available to
common stockholders	$ (6,646)	$ (9,983)	$ 3,337	$ (831)

Basic and diluted net income (loss)
per common share	$ (0.22)		$ 0.11	$ (0.03)

Average basic shares outstanding	29,929		29,929	27,673

Average diluted shares outstanding	29,929		30,175	27,673

Notes:

1) Calvin Klein integration costs include (i) the operating results of the Calvin Klein men's and women's collection apparel businesses which the Company will transfer over time to Vestimenta, S.p.A. under a license agreement which will be in full effect for the spring 2004 collection, and associated costs in connection with such transfer, and (ii) the costs of certain duplicative personnel and facilities during the integration of various logistical and back office functions.

The Company believes presenting its results excluding Calvin Klein integration costs provides useful information to investors because many investors make decisions based on the ongoing operations of an enterprise. Investors often believe that ongoing operations provide the best measure of assessing performance and provide a more meaningful basis to compare against future results. The Company uses its results excluding Calvin Klein integration costs to discuss its business with investment institutions, the Company's Board of Directors and others. Such results are also the basis for certain incentive compensation calculations.

2) The Company uses EBITDA to discuss its business with investment institutions, the Company's Board of Directors, lenders and others. EBITDA is provided because it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. We have presented EBITDA to enhance your understanding of our operating results. EBITDA represents net income before interest expense, income taxes, depreciation and amortization.
	Quarter Ended
	5/4/03
			Results
			Excluding
	Results	Calvin Klein	Calvin Klein	Quarter
	Under	Integration	Integration	Ended
	GAAP	Costs	Costs	5/5/02
($000)
Net Income (Loss)	(2,153)	(9,983)	7,830	(831)
Plus:
Income tax expense (benefit)	(1,109)	(5,143)	4,034	(467)
Interest expense, net	8,564		8,564	5,724
Depreciation and amortization	6,776		6,776	6,208
EBITDA	12,078	(15,126)	27,204	10,634

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)
	May 4,	May 5,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$ 19,567	$ 45,618
Receivables	134,574	115,732
Inventories	251,353	215,708
Other	44,672	33,804
Total Current Assets	450,166	410,862
Property, Plant and Equipment	139,787	134,694
Goodwill and other intangible assets	545,370	112,975
Other	78,780	56,224
	$1,214,103	$714,755

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 165,431	$122,891
Long-Term Debt	374,033	248,954
Other Liabilities	126,062	79,179
Series B Convertible Redeemable Preferred Stock	254,493
Stockholders' Equity	294,084	263,731
	$1,214,103	$714,755

As of May 4, 2003, receivables and inventories include $23,168 and $12,206, respectively, related to the Calvin Klein businesses.

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data

(In thousands)
	Quarter Ended
	5/4/03
			Results
			Excluding
	Results Under	Calvin Klein Integration	Calvin Klein Integration	Quarter Ended
	GAAP	Costs	Costs	5/5/02

Revenues - Apparel and Footwear
Net sales	$338,326		$338,326	$347,183
Royalty and other revenues	3,195		3,195	2,238
Total	341,521		341,521	349,421

Revenues - Calvin Klein Licensing and Design
Net sales	9,255	$6,004	3,251
Royalty and other revenues	26,253		26,253
Total	35,508	6,004	29,504

Total Revenues
Net Sales	347,581	6,004	341,577	347,183
Royalty and other revenues	29,448		29,448	2,238
Total	$377,029	$6,004	$371,025	$349,421

Operating earnings - Apparel and
Footwear	$ 14,455		$ 14,455	$ 10,095

Operating earnings (loss) - Calvin
Klein Licensing and Design	(2,708)	$(15,126)	12,418

Total operating earnings (loss)	11,747	(15,126)	26,873	10,095

Corporate expenses	6,445		6,445	5,669

Earnings (loss) before interest and taxes	$ 5,302	$(15,126)	$ 20,428	$ 4,426

Please see note #1 to the Consolidated Income Statements for a description of the Calvin Klein Integration Costs.

Phillips-Van Heusen Corporation
Earnings Guidance - Results Excluding Calvin Klein Integration Costs (1)
Fiscal 2003
$MM Except EPS

Sales			$ 1,435.0	--	$ 1,450.0
Licensing revenues			115.0	--	120.0
			1,550.0	--	1,570.0

Earnings before interest
and taxes			112.0	--	115.0

Interest expense			37.0	--	37.5

Pre-tax income			75.0	--	77.5

Income taxes (34% rate)			25.5	--	26.5

Net Income			49.5	--	51.0

Preferred dividends				20.1

Net income available to
common stockholders			$ 29.4	--	$ 30.9

Average shares				30.8

Diluted earnings per share			$ 0.95	--	$ 1.00

Quarterly Data
	REVENUES			EPS (2)
1st Quarter (actual)		$371.0		$0.11
2nd Quarter (projected)	367.0	--	374.0	0.20	--	0.22
3rd Quarter (projected)	452.0	--	460.0	0.41	--	0.43
4th Quarter (projected)	360.0	--	365.0	0.14	--	0.15

(1) The Company expects to incur Calvin Klein integration costs of approximately $18.5 to $20.0 million, net of tax, or $0.60 to $0.65 per share. The revenues and operating results of the Calvin Klein integration are excluded from the above guidance. Please see note #1 to the Consolidated Income Statements for a description of the Calvin Klein integration costs.

(2) Earnings per share is computed as follows:
. Third quarter EPS projections assume conversion of the Preferred Stock into common shares because if conversion is not assumed, EPS would increase to $0.50 - $0.52, which is anti-dilutive.

. The other three quarters and full year EPS projections treat preferred dividends as a reduction of net income available to common stockholders as the assumed conversion of Preferred Stock in each of these periods would increase EPS, which is anti-dilutive

As a result of these differences in calculation, the sum of the quarters will not equal the full year EPS.